October 2007	Pricing Sheet dated October 24, 2007 relating to
Preliminary Pricing Supplement No. 384 dated September 24, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Protected Fund-Linked Securities due November 7, 2014
Based on the Performance of the 2007-2 Fund Dynamic Reference Index
Related to the PIMCO High Yield Fund
PRICING TERMS – OCTOBER 24, 2007
Issuer:	Morgan Stanley
Maturity Date:	November 7, 2014
Issue Price:	$10 (see “Commissions and Issue Price” below)
Pricing Date:	October 24, 2007
Original Issue Date:	October 31, 2007 (5 business days after the Pricing Date)
Reference Index:
The Reference Index will be the 2007-2 Fund Dynamic Reference Index which tracks the performance of hypothetical investments in two assets and a liability (each, an “Index Component”).  The two assets are (i) the Equity Component, which represents a hypothetical investment in the Institutional Class shares of the PIMCO High Yield Fund (“Fund”), and (ii) the Zero-Coupon Bond Component.  The liability is the Leverage Component.
The Reference Index will have an initial value of 97.
Please see the preliminary pricing supplement for more information on the Reference Index.

Aggregate Principal Amount:	$22,000,000
Payment at Maturity:	$10 plus a Supplemental Redemption Amount, if any.
Supplemental Redemption Amount:	The greater of (i) zero and (ii) $10 times the percentage change in the Reference Index as of the Determination Date from the threshold value of 100.
Variable Coupon Payments:
The variable coupon payments, if any, on the Securities will be based upon the allocation, if any, to the Equity Component within the Reference Index and calculated by reference to the distributions made at any time on the hypothetical investment in the Institutional Class shares of the Fund.
The variable coupon payments are expected to change over time, depending on (i) the Hypothetical Monthly Income related to the performance of the Equity Component in any month during which a distribution is made on the hypothetical investment in the Institutional Class shares of the Fund, (ii) the allocation to the Equity Component, if any, and (iii) the Reference Index Closing Value.
Coupon payments will not be paid if the allocation to the Equity Component within the Reference Index has been reduced to zero or, in certain circumstances, if making a coupon payment would reduce the allocation to the Equity Component below a threshold value.
Please see the preliminary pricing supplement for more information on the variable coupon payments.

Allocation among Index Components:	Index Component			Allocation
	Equity Component			130%
	Zero-Coupon Bond Component			0%
	Leverage Component			30%
	Subsequent reallocations over the term of the Securities will change the allocations above.
Determination Date:	October 31, 2014, subject to adjustment for non-index business days or market disruption events.
CUSIP:	617475546
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per Security:	$10	$0.30	$9.70
	Total:	$22,000,000	$660,000	$21,340,000

(1)    The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by that investor.  The lowest price payable by an investor is $9.90 per Security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.
(2)    If you continue to hold your Securities, we will pay the brokerage firm through which you hold your Securities additional commissions on an annual basis.  For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

The Securities have not been passed on by the Fund or Pacific Investment Management Company LLC (the “Investment Adviser”) as to their legality or suitability.  The Securities are not issued, endorsed, sold or promoted by the Fund or the Investment Adviser.  The Fund and the Investment Adviser make no warranties and bear no liability with respect to the Securities.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 384 dated September 24, 2007

Amendment No. 1 to the Prospectus Supplement dated July 24, 2007          Prospectus dated January 25, 2006

YOU SHOULD ALSO READ THE PROSPECTUS FOR THE INSTITUTIONAL CLASS SHARES OF THE FUND ON FILE AT THE SEC WEBSITE, WHICH CAN BE ACCESSED VIA THE HYPERLINK BELOW AND BY SEARCHING FOR “PIMCO HIGH YIELD” UNTIL YOU REACH THE APPROPRIATE DISCLOSURE FOR THE INSTITUTIONAL CLASS SHARES OF THE FUND.

Prospectus for the Institutional Class shares of the PIMCO High Yield Fund

THE CONTENTS OF THE PROSPECTUS FOR THE INSTITUTIONAL CLASS SHARES OF THE FUND, AS WELL AS ANY OTHER PROSPECTUS OR INFORMATION WHICH COULD BE ACCESSED VIA THE HYPERLINK ABOVE, AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, ARE NOT INCORPORATED BY REFERENCE HEREIN OR IN ANY WAY MADE A PART HEREOF.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.